Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statement Nos. 333-41573 and 333-28451, of Itron, Inc. and subsidiaries on Form S-3 and Registration Statement Nos. 333-28933 and 333-04685, of Itron, Inc. and subsidiaries on Form S-8 of our report dated February 6, 1998, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 1997.

DELOITTE & TOUCHE

Seattle, Washington
March 27, 1998